Exhibit 10.4
EXECUTIVE EMPLOYMENT AND NON-COMPETITION AGREEMENT
     THIS EMPLOYMENT AND NON-COMPETITION AGREEMENT (the “Agreement”), is entered into by and between Digi-Data Corporation (the “Company”), and Elisa Salerno (the “Executive”).
     The Company desires to employ Executive, and Executive desires to be employed by the Company. In consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties agree as follows:
1.	Term of Employment. The Company hereby agrees to employ the Executive, and the Executive hereby accepts employment with the Company, upon the terms set forth in this Agreement, for the period to be known as the “Employment Period”, which shall commence on February 27, 2006 (the “Commencement Date”) and shall end on the earlier of (a) the three-year anniversary of the date thereof, or (b) the effective date of any termination in accordance with the provisions of Section 4 of this Agreement.

2.	Title; Capacity.
2.1	The Executive shall serve as the Chief Operating Officer of the BigVault Division. The Executive shall be subject to the supervision of, and shall have such authority as is delegated to her, by the CEO of the Company.

2.2.	The Executive agrees to undertake the duties and responsibilities of the position of Division Chief Operating Officer, which may be assigned by the CEO of the Company, and which may be altered or modified from time to time by the CEO of the Company. The Executive agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes thereof which may be adopted at any time by the Company. The Executive acknowledges receipt of copies of all such existing rules and policies committed to writing as of the date of this Agreement. Executive shall not be required to relocate from New York to any other location at which the Company conducts business.

2.3	During the Employment Period, the Executive will devote her full time (often more than forty (40) hours per week), efforts and attention to the business of the Company. During the Employment Period, the Executive shall be permitted to perform outside business endeavors, subject to non-competitive agreements between the Company and Executive, and, provided that such outside activity does not interfere with the performance of Executive’s duties. It is understood that the Executive will resign her current position as an officer of bigVAULT Storage Technologies, Inc., however, she will still remain a major shareholder and board member provided i) such activities do not constitute a conflict of interest or ii) that such time and effort expended on these activities does not materially affect the performance of the Executive’s responsibilities for the Company.
3.	Compensation and Benefits.
3.1	Salary. As compensation for her employment hereunder, the Company shall pay the Executive an annual base salary of $120,000.00, payable in accordance with the Company’s normal payroll schedule.

3.2	Intentionally Omitted.

3.3	Bonus Based On Objectives. The Executive may be eligible to receive an annual cash bonus based upon objectives set by the Company. Executive acknowledges and agrees that the granting of any bonus to the Executive, and the amount awarded, will be made at the complete and sole discretion of the Board and that she has no right, guarantee or entitlement to such bonus.

3.4	Withholding. The Company will withhold from any salary or bonus payable to Executive under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation, and may withhold for other normal deductions for fringe benefits and as otherwise agreed by the parties.

3.5	Benefits: In addition to the compensation provided herein, Executive shall be entitled to the benefits available generally to Company employees pursuant to Company programs, including, by way of illustration, vacation, paid holidays, sick leave, retirement, any insurance programs of the Company which may now or, if not terminated, shall hereafter be in effect, or in any other or additional such programs which may be established by the Company, as and to the extent any such programs are or may from time to time be in effect, as determined by the Company and the terms hereof. Executive’s eligibility for and participation in such benefit plans is governed by the terms and conditions of those plans, and by the policies of Company.
4.	Employment Termination. The employment of the Executive by the Company pursuant to this Agreement shall terminate upon the occurrence of any of the following:

4.1	Expiration of the Employment Period in accordance with Section l(a).

4.2	At the election of the Company, for cause, immediately upon notice by the Company to the Executive. For the purposes of this Section 4.2, “for cause” shall include, but not be limited to, a termination for any of the following or any statement of intention to do any of the following (including any act or omission which gives rise to any of the following): dishonesty (including but not limited to any acts of embezzlement or misappropriation of funds); fraud; serious dereliction of fiduciary obligation; criminal activity; conviction of a felony, plea of guilty or nolo contendere to a felony charge or any criminal act involving moral turpitude; unauthorized disclosure of confidential information belonging to the Company, or entrusted to the Company by a client, customer, or other third party; a willful violation of any major Company rule, regulation, procedure or policy; being under the influence of drugs or alcohol (other than prescription medicine or other medically-related drugs to the extent that they are taken in accordance with their directions) during the performance of any of the duties for which Executive is assigned to perform resulting in a material reduction of work effectiveness; engaging in behavior that would constitute grounds for liability for harassment or discrimination (as proscribed by the U.S. Equal Employment Opportunity Commission or any other applicable state or local regulatory body, regulation or law) or other willful conduct that is violative of laws governing the workplace; or a breach of any promise, duty, restriction or obligation under this Agreement.

4.3	Upon the death or disability of the Executive. As used in this Agreement, the term “disability” shall mean the inability of the Executive, due to a physical or mental disability, to perform the essential functions of her position, with or without reasonable accommodation. Executive agrees and acknowledges that a termination under this paragraph does not violate any federal, state or local law, regulation or ordinance, including but not limited to the Americans With Disabilities Act.

4.4	At the election of the Executive upon not less than forty-five (45) days prior written notice of termination.

4.5	At the election of the Company, without cause, at any time for any or for no reason, with or without notice.

4.6	By mutual agreement of the parties.

5.	Effect of Termination of Employment.
5.1	Termination for Cause or at Election of Executive. In the event the Executive’s employment is terminated for cause pursuant to Section 4.2 or at the election of the Executive pursuant to Section 4.4, the Company shall pay to the Executive the compensation and benefits otherwise payable to her under Section 3.1 of this Agreement through the last day of her actual employment by the Company. No further compensation shall be paid.

5.2	Termination Upon Expiration or Disability. In the event the Executive’s employment is terminated due to the expiration of the Employment Period pursuant to Section 4.1, or upon disability pursuant to Section 4.3, the Company shall pay to the Executive the compensation and benefits otherwise payable to her under Section 3.1 of this Agreement through the last day of her actual employment by the Company, and, in the case of termination due to the expiration of the Employment Period pursuant to Section 4.1, for an additional six (6) months, as well. No further compensation shall be paid.

5.3	Termination Without Cause. In the event the Executive’s employment is terminated without cause, pursuant to Section 4.5, the Company shall continue to pay Executive her salary, pursuant to Section 3.1, for a period of time after termination as described below:
(a)	If the Company has not achieved the target performance benchmarks as set forth on Exhibit B, attached hereto, with respect to either the first eighteen (18) months of the Employment Period, or, thereafter, with respect to the most recently ended six (6) month semi-annual period, and provided that the Company terminates the employment of the Executive within thirty (30) days after the end of either the first eighteen (18) months of the Employment Period, or, thereafter, the most recently ended six (6) month semi-annual period, the Company shall pay Executive her salary pursuant to Section 3.1 of this Agreement for six months following the date of the termination of Executive’s employment.

(b)	If the Company terminates the employment of the Executive without cause, other than pursuant to Section 5.3(a) hereof, then the Company shall pay Executive her salary pursuant to Section 3.1 of this Agreement for the following number of months following the date of the termination of Executive’s employment: the sum of (i) six months, and (ii) the excess (if any) of thirty six

(36) months over the number of full months Executive has been employed by the Company.
(c)	The Executive shall not be entitled to any of the pay described in this Section 5.3 unless and until the Executive executes and delivers to the Company a release in form and substance acceptable to the Company and substantially similar to the release attached hereto as Exhibit A by which the Executive releases the Company from any obligations and liabilities related to her employment or termination of employment, except for the Company’s obligations with respect to the payment of continuing salary under this Section 5.3. The parties hereto acknowledge and agree that the compensation to be provided under this Section 5.3 is to be provided in consideration for the above-specified release, including a release under the Age Discrimination in Employment Act.
5.4	Termination for Death. If the Executive’s employment is terminated by death pursuant to Section 4.3, the Company shall pay to the estate of the Executive the compensation which would otherwise be payable to the Executive under Section 3.1 of this Agreement through the last day of her actual employment by the Company

5.5	Survival. The provisions of Sections 6, 7 and 15 shall survive the termination of Executive’s employment for any reason.
6	Non-Competition and Conflicts of Interest.
6.1	During the Employment Period and for a period of one (1) year after the termination or expiration thereof, Executive shall not, directly or indirectly, in any capacity whatsoever (other than as the holder of not more than one percent (1%) of the total outstanding stock of a publicly held company), either on Executive’s own behalf or as a partner, officer, director, employee, agent, or consultant of any other person or entity, do or attempt to do any of the following:
(a)	compete with the Company, including by engaging in the business of (i) providing hardware, software, and services relating to storing, accessing, and distributing digital content, including but not limited to internet and locally addressed storage, remote and local vaulting services, and related ancillary products and services, (ii) the design, manufacture, sale or promotion of high-capacity computer storage systems, such as disk-based (RAID) storage products, and (iii) related services. The parties agree that they will negotiate in good faith on any disagreement related to the interpretation of Section 6.1(a)(i), (ii) or (iii) hereof;
(b)	solicit, encourage, or induce any current or prospective clients, customers, suppliers, vendors, or contractors of the Company, to terminate or decrease any business relationship with the Company or not to proceed with, or enter into, any business relationship with the Company, nor shall Executive otherwise interfere with any business relationship between the Company and any of its current or prospective franchisees, clients, customers, suppliers, vendors, or contractors; or

(c)	solicit, recruit, encourage or induce any partner, officer, director, employee, agent, consultant or independent contractor of the Company to terminate her/her employment or relationship with the Company, or otherwise interfere with or disrupt the Company’s relationship with any partner, officer, director, employee, agent, or consultant.
6.3	The parties agree that the relevant public policy aspects of covenants not to compete have been discussed, and that every effort has been made to limit the restrictions placed upon the Executive to those that are reasonable and necessary to protect the Company’s legitimate interests.

6.4	Executive recognizes, acknowledges and agrees that much of the Company’s business is conducted over the Internet, and that the Internet poses special concerns and considerations with respect to covenants not to compete, including the fact that limiting the geographic scope of any restrictions placed upon Executive would not adequately protect Company’s legitimate interests. The Executive also recognizes, acknowledges and agrees that Company’s business is global in scope and that the time period and scope of the foregoing restrictions are reasonable and necessary for the protection of Company’s valid business interests. The Executive further recognizes, acknowledges and agrees that if her employment with Company terminates for any valid or other reason, the Executive can earn a livelihood without violating any of the restrictions contained in this Section.

6.5	If any restriction set forth in this Section 6 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

6.6	The restrictions contained in this Section 6 are necessary for the protection of the business and goodwill of Company and are considered by Executive to be reasonable for such purpose. Executive recognizes, acknowledges and agrees that any breach by her of any of the provisions contained in this Section 6 will cause Company immediate, material and irreparable injury and damage, and there is no adequate remedy at law for such breach. Accordingly, in the event of a breach of any of the provisions of this Section 6 by Executive, in addition to any other remedies it may have at law or in equity, Company shall be entitled immediately to seek enforcement of this Section 6 in a court of competent jurisdiction by means of a decree of specific performance, an injunction without the posting of a bond or the requirement of any other guarantee, and any other form of equitable relief, and Company is entitled to recover from Executive the costs and attorneys’ fees it incurs to enforce the terms of this Section. This provision is not a waiver of any other rights which Company may have under this Agreement, including the right to recover money damages.

6.7	The Executive represents and warrants to the Company that Executive is not bound by any restrictive covenants and has no prior or other obligations or commitments of any kind that would in any way prevent, restrict, hinder or interfere with Executive’s acceptance of employment or the performance of all duties and services hereunder to the fullest extent of the Executive’s ability and knowledge. The Executive agrees to indemnify and hold harmless the Company for any liability the Company may incur as the result of the existence of any such covenants, obligations or commitments.

6.8	Executive agrees to comply with all rules and policies of the Company relating to conflicts of interest, specifically including but not limited to the following:
(a)	Executive will promptly notify the Company of any conflicts of interest or excessive gifts or offers of gifts or remuneration from clients, suppliers, or others doing or seeking to do business with the Company;

(b)	Executive will promptly inform the Company of any business opportunities that come to the attention of Executive that relate to the existing or prospective business of the Company and will not participate in any such opportunities without the prior written consent of the Company;
(c)	Executive will not engage in any act involving dishonesty, bad faith or lack of integrity or candor with respect to the Company;

(d)	Executive will not engage in any act or omission that injures the business or affairs of the Company, monetarily or otherwise; and

(e)	Executive will not engage in any other employment or business activity that interferes with the performance of Executive’s duties during working hours or at Executive’s work location.
7.	Proprietary Information and Developments.
7.1	Proprietary Information.
(a)	Executive agrees that all information and know-how, regardless of whether in writing, of a private, secret or confidential nature concerning the Company’s business or financial affairs, including the terms of this Agreement, (collectively, “Proprietary Information”) is and shall be the exclusive property of the Company. By way of illustration, but not limitation, Proprietary Information may include information about Company’s methods of operation, manufacturing, selling, marketing, promoting or otherwise providing products, goods or services, trade secrets, inventions, processes, techniques, projects, developments, plans, financial data, personnel data, computer programs, and existing or potential Customers, suppliers, officers, directors, agents, vendors, owners, shareholders, contractors, partners, representatives, advisors, and consultants of Company. Executive will not disclose any Proprietary Information to any person outside the Company or use the same for any unauthorized purposes, and will not use or aid others in obtaining or using any such Proprietary Information without written approval by an officer of the Company, either during or after her employment, unless and until such Proprietary Information has become public knowledge without fault by the Executive.

(b)	Executive agrees that all files, letters, memoranda, reports, records, data, sketches, drawings, notebooks, computer programs, or other written, photographic, electronic or other tangible material containing Proprietary Information, whether created by the

Executive or others, which shall come into her custody or possession, shall be and are the exclusive property of the Company to be used by the Executive only in the performance of her duties for the Company and for the benefit of Company in connection with the performance of those duties, and immediately upon the termination of the Executive’s employment, or at any other time upon request of the Company, the Executive shall return to the Company all such Proprietary Information of the Company.
(c)	Executive agrees that her obligation not to disclose or use information, know-how and records of the types set forth in paragraphs (a) and (b) above, also extends to such types of information, know-how, records and tangible property of affiliates of the Company, customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to the Executive in the course of the Company’s business.
7.2	Inventions and Developments.
(a)	Executive will make full and prompt disclosure in writing to the Company of any and all inventions, ideas, discoveries, information, works of authorship, documents, records, proposals, writings, drawings, plans, schematics, computer software or programs, know-how, processes, formulas, designs, data, improvements or revisions (collectively, “Inventions”), whether or not copyrightable or patentable, which Executive may in whole or any part make, devise, conceive, create, design, invent, develop, reduce to practice or discover, either solely or jointly with another or others (whether or not Company personnel), during Executive’s employment by Company, including those created, made, conceived or reduced to practice while employed by the Company prior to the date hereof, (whether at the request or upon the suggestion of Company or otherwise, and whether during or outside of normal working hours), in connection with computer software, data storage, or other related services of the Company which is offered, used, sold or being developed by Company at the time of such Inventions. All of the foregoing will belong exclusively to Company and Company will be deemed the author or creator thereof.

(b)	Executive agrees to assign and does hereby assign to the Company (or any person or entity designated by the Company) all her right,

title and interest in and to all Inventions and all related patents, patent applications, copyrights and copyright applications.
(c)	Both during and after her employment with the Company and without further compensation, Executive agrees to cooperate fully with the Company, including but not limited to executing and delivering documents, immediately upon request, in perfecting or recording in Company all right, title and interest in and to all Inventions, filing for and/or obtaining patent(s) or copyright registration(s) on all Inventions (both in the United States and foreign countries), and protecting and enforcing Company’s rights in all Inventions. Executive further agrees that Company is authorized to take such actions (including but not limited to making filings) in Company’s name and/or Executive’s name which Company, in its sole discretion, deems necessary or desirable to accomplish in order to protect its rights and interests in any Invention.
8.	Company Property. All correspondence, records, documents, software, promotional materials, and other Company property, including all copies, which come into the Executive’s possession by, through or in the course of her employment, regardless of the source and whether created by the Executive, are the sole and exclusive property of the Company, and immediately upon the termination of the Executive’s employment, the Executive shall return to the Company all such property of the Company.

9.	Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon delivery personally, by facsimile or by overnight mail, or upon deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party at the address last known, or at such other address or addresses as either party shall designate to the other in accordance with this Section 9.

10.	Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

11.	Entire Agreement; Modification. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Executive.

12.	Severability. This Agreement shall be enforceable to the fullest extent allowed by law. In the event that a court holds any provision of this Agreement to be invalid or unenforceable, the parties agree that, if allowed by law, that provision shall be reduced, modified or otherwise conformed to the relevant law, judgment or determination to the degree necessary to render it valid and enforceable without affecting the rest of this Agreement. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be deemed severable from the remainder of this Agreement, and the remaining provisions contained in this Agreement shall be construed to preserve to the maximum permissible extent the intent and purposes of this Agreement. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

13.	Governing Law. The validity and construction of this Agreement or of any of its terms or provisions shall be determined under the laws of the State of Maryland, regardless of any principles of conflicts of laws or choice of laws of any jurisdiction. Except as set out in Section 15 below, the state courts of the State of Maryland and, if the jurisdictional prerequisites exist at the time, the United States District Court for Maryland, shall have sole and exclusive jurisdiction to hear and determine any dispute or controversy arising under or concerning this Agreement.

14.	Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which or into which the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of the Executive are personal and shall not be assigned by him/her.

15.	Arbitration.
15.1	Executive and the Company agree that any controversy, dispute or claim directly or indirectly arising out of or relating to this Agreement, or the breach thereof, or arising out of or relating to the employment of the Executive, or the termination thereof, shall be resolved either as provided for by applicable law, or, at the option of either party, by impartial binding arbitration. In the event that either party demands arbitration, Executive and the Company agree that such arbitration shall be the exclusive, final and binding forum for the ultimate resolution of such claims, subject to any rights of appeal that either party may have under the Federal Arbitration Act and/or under applicable state law dealing with the review of arbitration decisions. Specifically, this Agreement is intended to include, but is not limited to, claims under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, the

Fair Labor Standards Act, the Americans with Disabilities Act, the Family and Medical Leave Act, any wage and hour or wage payment or collection law, or any other federal, state, or local law, regulation or ordinance regarding employment. It also includes, but is not limited to, all claims for breach of contract or wrongful discharge, breach of express or implied promises or covenants of good faith and fair dealing, intentional or negligent infliction of emotional distress, defamation, or any loss, expense, or claim whatsoever resulting from or related to Executive’s employment.
15.2	Executive and the Company understand and acknowledge that this Agreement means that neither can pursue an action against the other in a court of law regarding any employment dispute, except for claims involving workers’ compensation benefits or unemployment benefits, and except as set forth elsewhere in this Agreement, in the event that either party notifies the other of its demand for arbitration under this Agreement. The parties also agree that the obligation to arbitrate any dispute is fully enforceable under the Federal Arbitration Act, and that a judgment upon any such award may be entered in any court having jurisdiction over such claims. The parties further understand that this Agreement does not alter any of the substantive rights that the parties may have under law, including the Executive’s statutory right to file a charge with an administrative agency for investigative purposes or other action by the agency, nor does it limit or restrict Executive’s ability to participate or assist any agency in its investigation, processing or handling of any charge. This Agreement simply transfers final resolution of a party’s right to seek relief from either a judge or a jury to a speedy and impartial arbitrator for the mutual benefit of both parties, when arbitration is demanded.

15.3	In the event that Executive or the Company initially elects to file suit in any court, the other party will have 60 days from the date that it is formally served with a summons and copy of the suit to notify the party filing suit of the non-filing party’s demand for arbitration. In that case, the suit must be dismissed by consent of the parties or by the court on motion, and arbitration commenced with the American Arbitration Association (“AAA”). In situations where suit has not been filed, either Executive or the Company may initiate arbitration by serving a written demand for arbitration upon the other party and the AAA. Such a demand must be served within the same limitations period that would apply if the action were pursued in court. Any claim which is not timely made will be deemed waived.

15.4	Any arbitration will be conducted in accordance with the American Arbitration Association National Rules for the Resolution of Employment Disputes, effective September 15, 2005, and any amendments or revisions thereto (“AAA Rules”). A copy of the AAA Rules may be obtained upon request. The dispute shall be heard and determined by one arbitrator and that arbitrator shall be a member of the National Academy of Arbitrators. The arbitrator may grant any remedy or relief that would have been available to the parties had the matter been heard in court. Unless otherwise mutually agreed upon, the arbitration shall be heard within 25 miles of the Executive’s current or most recent place of employment. The Company will pay any filing or other administrative fees that exceed $100.00 (One Hundred Dollars), and that are required by AAA for the cost of providing administrative services. All other expenses of the arbitrator, including required travel, shall be borne by the Company. As provided by the AAA Rules, the arbitrator shall have the authority to order such discovery as the arbitrator considers necessary to a full and fair exploration of the issues in dispute, consistent with the expedited nature of arbitration. The parties shall bear their own costs and attorneys’ fees incurred during this discovery process, as well as during the arbitration.

15.5	The parties understand and agree that this Section 15, concerning arbitration, shall not include any controversies or claims related to any agreements or provisions (including provisions in this Agreement) respecting confidentiality, proprietary information, non-competition, non-solicitation, trade secrets, or breaches of fiduciary obligations by Executive, which shall not be subject to arbitration.

15.6	Executive has been advised of her right to consult with an attorney prior to entering into this Agreement.
16.	Miscellaneous.
16.1	No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

16.2	The headings of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement.

Elisa Salemo	By: Digi-Data Corporation

/s/ Elisa Salerno	/s/ Illegible

Signature	Signature

2/23/2006	2/23/06
Date	Date

14